FOR ADDITIONAL INFORMATION, CONTACT:

                                            Lorraine Anastasio
                                            Artisoft, Inc.
                                            617-354-0600 x190
                                            Lanastasio@artisoft.com
                                            -----------------------



                      JERRY E. GOLDRESS COMPLETES ARTISOFT
                               TURNAROUND STRATEGY

          MICHAEL DOWNEY ELECTED CHAIRMAN AND T. PAUL THOMAS NAMED CEO


CAMBRIDGE, MASS. - OCT. 6, 1998 -Artisoft(R), Inc. (NASDAQ: ASFT) today announced that Artisoft Chairman Jerry E. Goldress has completed his comprehensive turnaround strategy and is resigning his post to concentrate on his other business ventures. Michael Downey has been named chairman of the board of directors and T. Paul Thomas has been appointed chief executive officer (CEO) and president.

 "Jerry has completed exactly what he set out to accomplish - turn Artisoft around within one year," said Michael Downey, Artisoft's chairman of the board elect. "Jerry was instrumental in making 1998 a tremendous turnaround year for Artisoft and we wish him continued success in all his future endeavors."

Michael Downey has been an instrumental member of the Artisoft board of directors for the past eighteen months and brings nearly two decades of executive and financial expertise to his new role as chairman of the board. He currently serves on the board of directors of Emulex Corporation, a designer and manufacturer of software- and hardware-based network access products that supply high-performance communications solutions for managing the flow of time-critical data between computers and peripheral equipment. He also held senior executive positions at Nellcor Puritan Bennett and Shugart Corporation.

Downey added, "I am enthusiastic about my new role and look forward to working closely with CEO Paul Thomas to execute a strategy that will continue to lead the company towards increased growth and profitability."

T. Paul Thomas has been named CEO and president by the board of directors. Prior to his promotion, Mr. Thomas had been chief operating officer and president, a position he held since September 1997. Under Thomas' leadership, Artisoft reduced operating expenses while increasing operating efficiency, built a computer telephony infrastructure to capitalize on a growing market and successfully launched TeleVantage, the award-winning PC-based phone system.

                                     -more-

ABOUT ARTISOFT
Artisoft, Inc. (NASDAQ: ASFT) of Cambridge, Mass., is a recognized leader in providing easy-to-use, affordable computer telephony and communications software solutions for small-to medium-sized businesses. Artisoft's innovative software products have received more than 100 industry awards including "Product of the Year", "Best of Show" and "Editors' Choice" by PC MAGAZINE, VARBUSINESS, CT MAGAZINE and CTI MAGAZINE among others. The company distributes its products in more than 100 countries around the world. For more information, please call Artisoft at 800-914-9985 or visit http://WWW.ARTISOFT.COM.
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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995:
This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand and market acceptance risks,
the  presence  of  competitors  with  greater   financial   resources,   product
development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Artisoft, TeleVantage, Visual Voice and LANtastic are registered trademarks of Artisoft, Inc. Infofast, ModemShare, iShare, CoSession, ConfigSafe are trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.